EXHIBIT 10.7
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
EXCLUSIVE DISTRIBUTION AGREEMENT
     This Exclusive Distribution Agreement (the “Agreement”) is made as of this 1st day of July, 2010 (the “Effective Date”), between Cumberland Pharmaceuticals, Inc., a Tennessee corporation, with an address of 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 (“Client”), and Cardinal Health 105, Inc., an Ohio corporation, with a place of business at 15 Ingram Boulevard, Suite 100, LaVergne, Tennessee, 37086 (“Cardinal Health”) each individually a (“Party”) and collectively (the “Parties”).
RECITALS
     A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States and its territories, possessions and commonwealths including the District of Columbia and Puerto Rico and such other countries as mutually agreed upon by the Parties from time to time (“Territory”).
     B. Cardinal Health is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing information systems and other services that support its clients’ use of its distribution capabilities.
     C. Client desires to engage Cardinal Health as its exclusive distribution agent and as an authorized distributor of record for commercial sales of Acetadote®, Caldolor® and Kristalose® in all formulations (collectively, “Product”), and such other pharmaceutical products agreed to by the Parties in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.
     THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:
ARTICLE 1
APPOINTMENT/AUTHORIZATION
1.1 Appointment. Subject to the terms and conditions set forth in this Agreement, during the term of this Agreement, Client appoints Cardinal Health as its exclusive distribution agent and as an authorized distributor of record of Product in the Territory to Client’s customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, “Customers”).
1.2 Acceptance of Appointment. Subject to the terms and conditions set forth in this Agreement, Cardinal Health accepts the appointment to represent Client as its exclusive distribution agent and as an authorized distributor of record of Product to Customers in the Territory.
1.3 Future Opportunities.

     Right of First Negotiation. Client shall provide Cardinal Health with a right of first negotiation with respect to the distribution of new pharmaceutical products acquired or promoted by Client in the Territory after the Effective Date. Client shall promptly notify Cardinal Health of any such new product which will be available for distribution and shall provide Cardinal Health an exclusive right of negotiation with respect to the distribution of such new product for a period of sixty (60) days after Client’s notice to Cardinal Health. If the Parties have not reached an agreement with respect to the distribution of the new product within sixty (60) days from the date of Client’s notice, and entered into a definitive agreement within sixty (60) days thereafter, or if Cardinal Health notifies Client in writing at any point during such negotiation period that it is not interested or is unable to distribute such new product, then Client shall have no further obligation with respect to that new product under this Article 1.3A.
ARTICLE 2
SERVICES
2.1 Services. Cardinal Health shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support (“Services”). A copy of the Operating Guidelines is attached hereto as Exhibit A and incorporated by reference.
2.2 Operating Guidelines. The Operating Guidelines may be amended from time to time upon the mutual written agreement of both Parties; provided, however, that any change, modification or amendment to the Operating Guidelines may result in a mutually acceptable adjustment in the Fees (as defined in Article 5). In the event of a conflict between the provisions contained in this Agreement and the Operating Guidelines, the terms of this Agreement shall prevail.
2.3 Compliance to Operating Guidelines. Cardinal Health’s Services shall comply with the Operating Guidelines. If (i) Client’s shipments of the Product to Cardinal Health exceed Client’s Forecast (as defined in Section 3.3) by more than twenty-five percent (25%), then Cardinal Health shall use commercially reasonable efforts to meet the requirements of the Operating Guidelines with respect to such excess shipments or orders, provided, however, that Client acknowledges that Cardinal Health may not be able to meet all guidelines relating to response and shipping times with respect to such excess shipments or orders.
2.4 Product Returns. All Product returns shall be processed and handled by Cardinal Health in accordance with the Operating Guidelines; and any customization or additional non-routine return services requested by Client shall be performed at an additional fee as agreed in advance and in writing by the Parties.
2.5 Product Recalls. Client is solely responsible for all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, Cardinal Health shall provide assistance to Client as set forth in the Operating Guidelines, provided that Client shall pay to Cardinal Health an amount equal to Cardinal Health’s actual costs incurred with any such recall services. Such cost shall be in addition to the Fees described in Article 5 below.
ARTICLE 3
PRODUCT SUPPLY/CLIENT RESPONSIBILITIES
3.1 Facility. Client shall deliver Product to Cardinal Health at Cardinal Health’s facility located at 15 Ingram Boulevard, Suite 100, LaVergne, TN 37086, or to such other distribution facility as may be designated by Cardinal Health to Client in writing (“Facility”) and agreed upon by Client.

3.2 Delivery and Title. Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage (“Loss”) as further set forth in Article 13 below. Except for Loss resulting solely from the gross negligence or willful misconduct of Cardinal Health for which Cardinal Health shall maintain appropriate levels of insurance, Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.
3.3 Forecast and Price List.
     A. Forecast. Client shall provide Cardinal Health with a forecast of the volume of Product to be handled by Cardinal Health under this Agreement, not less often than semi-annually (“Forecast”). The Forecast is used for the express purpose of operational planning. In the event of a significant variance from the Forecast or a change in core business that could reasonably be expected to have an adverse material effect upon the benefits to or obligations of either Party hereunder, the Party so affected may notify the other Party that it wishes to negotiate an appropriate adjustment to the Fees. The Parties must meet within thirty (30) days of such notification to discuss the merits and implementation of any such adjustment. During such meeting and for a period of thirty (30) days thereafter, the Parties shall negotiate in good faith. If the Parties are unable to come to a resolution regarding any such adjustment, the Party originally proposing the adjustment may terminate this Agreement upon thirty (30) days’ notice in accordance with Article 6 of this Agreement.
     B. Price List. Upon execution of this Agreement, Client shall deliver to Cardinal Health a customer list, which sets forth the Product prices (the “Customer Price List”). Client shall notify Cardinal Health of any change in the Customer Price List not less than seventy-two (72) hours prior to the effective date of any such change. Cardinal Health shall use commercially reasonable efforts to implement such price change in accordance with Client’s instruction.
3.4 Shipment Inspection. Cardinal Health shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time following discovery.
ARTICLE 4
INFORMATION SYSTEM ACCESS
4.1 Access. During the term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by Cardinal Health to remotely access Client’s data maintained on Cardinal Health’s web enabled Operating System Base and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the “System”) provided that such access is used solely by Client’s employees and for Client’s own internal business purposes. Client shall use that access solely to access Client’s data and shall not access or attempt to access any other data, systems or software. Client shall be responsible for all use of the passwords and identification elements and shall ensure that they are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.
4.2 Fees. The System shall be made available to Client at the fees set forth in the Fee Schedule. If Cardinal Health agrees to perform any custom enhancements to the System requested in writing by Client, such customization services shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Article 5) and prior to such performance, Cardinal Health shall notify Client in writing of any related increase in the periodic fees hereunder relative to the ongoing support of the customizations.

4.3 Security. During the term of this Agreement, Cardinal Health shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of Client’s data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions.
4.4 Client Obligations. Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software. Also, Client shall not permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Cardinal Health.
4.5 Disclaimer. THE SYSTEM, THE SOFTWARE THEREON AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
4.6 System Availability. Cardinal Health shall use reasonable efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods.
4.7 Suspension of Access. Notwithstanding anything to the contrary, in the event of a breach or a threatened breach of any term in this Article 4 or breach of the security of the System by Client or the unauthorized disclosure of any information relative to the System by Client, Cardinal Health may revoke or suspend any or all passwords and identification numbers provided to Client hereunder. Upon written request and as mutually agreed upon, Cardinal Health shall provide Client’s data to Client during such period of revocation or suspension within three (3) business days.
ARTICLE 5
PRICING AND PAYMENT TERMS
5.1 Fees. As compensation for the Services, Client shall pay to Cardinal Health the fees (“Fees”) set forth on Exhibit B (“Fee Schedule”).
5.2 Invoices. Cardinal Health shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within [***] days of the invoice date. If the invoice is not paid within [***] days of the invoice date, Cardinal Health may, at its option elect to (i) impose a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) until such amount is paid in full and/or (ii) suspend any further Services until such invoice is paid in full.
5.3 Fee Adjustment.
     A. The Fees shall be held firm for the first Contract Year (as defined herein). Thereafter, Cardinal Health may evaluate and adjust the price not more often than once per contract year by the greater of (i) the increase in the Producer Price Index — All Commodities (“PPI”) published by the United States Department of

Labor, Bureau of Statistics, as amended from time to time, and (ii) five percent (5%). Cardinal Health shall provide written notice of any such annual adjustment along with relevant supporting documentation for such adjustment and a calculation thereof. For purposes of determining the increase in the PPI, the base point shall be the index level on the first day of the contract year. For purposes hereof, “Contract Year” means the period from the Effective Date until the first anniversary thereof and each annual period thereafter, beginning on the day after the anniversary of the Effective Date and ending on the following anniversary of the Effective Date.
     B. Notwithstanding the terms set forth above in Article 5.3A, if Cardinal Health can reasonably demonstrate that the costs for providing the Services have increased at least fifteen percent (15%) over previous year’s costs (“Material Increase” or “Materially Increased”) or are likely to Materially Increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond Cardinal Health’s reasonable control then upon notice from Cardinal Health, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees. Similarly, if Client can reasonably demonstrate that due to a decrease in the level of service that is required by Client, the costs for providing the Services should have Materially Decreased, or are likely to Materially Decrease in the coming year, then upon notice from Client, the Parties agree to meet in good faith and negotiate a mutually acceptable downward adjustment to the Fees. If the Parties cannot agree on a mutually acceptable Fee adjustment, either Party may terminate this Agreement in accordance with Section 6.2 of the Agreement.
5.4 Taxes. Client shall pay when due all sales, use, gross receipts, excise and personal property taxes associated with the Product (excluding any personal property tax associated with Cardinal Health’s equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to Cardinal Health under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of Cardinal Health.
ARTICLE 6
TERM AND TERMINATION
6.1 Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (“Initial Term”), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.
6.2 Termination. Either Party shall have the right to terminate this Agreement upon one hundred twenty (120) days prior written notice to the other Party, provided that in the event Client terminates this Agreement, without cause or Cardinal Health terminates this Agreement for cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to Cardinal Health of all remaining fixed Fees set forth on the Fee Schedule for the remainder of the Initial Term.
6.3 Immediate Termination. Either Party shall have the right to immediately terminate this Agreement if:
     (A) the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; or

     (B) the other Party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice; provided, however, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Cardinal Health may terminate this Agreement if such payment breach is not cured within ten (10) days of receipt of notice from Cardinal Health.
6.4 Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination. Client shall pay Cardinal Health for all Services performed up to the date of termination plus any applicable fixed Fees under Article 6.2, and shall reimburse Cardinal Health for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client’s sole cost and expense.
ARTICLE 7
REGULATORY
7.1 Quality Audits. Client or its designee shall have the right no more than once per calendar year, during normal hours (i.e., 8:00 a.m. to 5:00 p.m. local Facility time), to conduct a complete quality audit upon thirty (30) business days prior written notice to Cardinal Health; provided, however, that no notice shall be required if the audit pertains to recalls, product safety or potential product safety.
7.2 Compliance with Laws. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1 Cardinal Health. Cardinal Health represents and warrants to Client that, unless otherwise agreed to by the Parties, Cardinal Health shall perform Services in accordance with this Agreement, the Operating Guidelines, and applicable law within the Territory.
8.2 Client. Client represents and warrants to Cardinal Health that:
     A. Product. The Product is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product;
     B. No Infringement. It has all necessary authority and right, title and interest in each Product or that is otherwise provided by Client under this Agreement;
     C. Safe Handling Instructions. It has provided all safe handling instruction, health and environmental information and material safety data sheets applicable to the Product or to any materials supplied by Client in writing in sufficient time for review and training by Cardinal Health prior to delivery; and
8.3 Mutual. Each Party represents and warrants to the other Party that:
     A. Existence and Power. Such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable laws, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement;
     B. Authorization and Enforcement of Obligations. Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
     C. Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;
     D. No Consents. All necessary consents, approvals and authorizations of all regulatory authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained; and
     E. No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws; and (ii) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such Party.
8.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 9
TRADEMARKS
Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party’s or such Affiliates’ trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit Cardinal Health’s use of Client’s names or marks in connection with the performance of the Services in a manner consistent with this Agreement. “Affiliate,” as used in this Agreement, means any legal entity which, during the term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).
ARTICLE 10
CONFIDENTIALITY AND NON-USE
10.1 Mutual Obligation. Cardinal Health and Client agree that they shall not use the other Party’s Confidential Information (defined below) except as necessary for the receiving Party to perform its obligations under this Agreement or disclose the other Party’s Confidential Information to any third Party without the prior written consent of the other Party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the Party making such disclosure shall give the other Party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article, and (C) agree to be bound by the terms of this Article.
10.2 Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other Party or its representatives. Confidential Information also includes the existence of this Agreement and its terms.
10.3 Exclusions. Notwithstanding Article 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the receiving Party at the time of disclosure as evidenced by the receiving Party’s written records, or (C) becomes available to the receiving Party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving Party without reference to the Confidential Information, as evidenced by the receiving Party’s written records.
10.4 No Implied License. The receiving Party shall obtain no right of any kind or license under any patent application or patent by reason of this Agreement. All Confidential Information shall remain the sole property of the Party disclosing such information or data.
10.5 Return of Confidential Information. Upon termination of this Agreement, the receiving Party shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the disclosing Party, shall promptly destroy the same and certify such destruction to the disclosing Party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.
10.6 Survival. The obligations of this Article 10 shall terminate five (5) years from the expiration of this Agreement.
ARTICLE 11
INDEMNIFICATION
11.1 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’ fees) in connection with any suit, demand or action by any third party (“Liabilities”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any gross negligence or willful misconduct by Cardinal Health, except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.
11.2 Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Liabilities arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any manufacture, sale, promotion, use of or exposure to the Product or any materials supplied by Client, including, without limitation, product liability; (C) Client’s exercise of control over the Services to the extent that Client’s instructions or directions violate applicable law; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights concerning the Product or provided by Client; or (E) any gross negligence or willful misconduct by Client, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.
11.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification: (A) promptly notifying the indemnifying Party of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure; (B) reasonably cooperating with the indemnifying Party in the defense of any such claim or liability (at the indemnifying Party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying Party.
ARTICLE 12
LIMITATIONS OF LIABILITY
12.1 CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, INCLUDING, WITHOUT LIMITATION, ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER ARTICLE 11, SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO CARDINAL HEALTH FOR THE SERVICES WHICH WERE INVOLVED IN CAUSING ANY CLAIMS, DAMAGES, LOSSES, COSTS OR EXPENSES.
12.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
12.3 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIMITATIONS IN THIS ARTICLE 12 SHALL NOT LIMIT CLIENT’S LIABILITY OR RESPONSIBILITY RELATING TO A BREACH OF ITS OBLIGATIONS UNDER ARTICLE 4 HEREIN.
ARTICLE 13
INSURANCE
13.1 Insurance Policies. During the term of this Agreement, Client shall obtain and maintain the following insurance with limits not less than those specified below:
     A. Products Liability Insurance covering the Products included in this Agreement with a limit of $10,000,000 per occurrence;
     B. All-Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at the Facility or in transit to or from the Facility. Client’s all-risk property insurance shall apply to all losses and be primary (with respect both to any insurance issued to Cardinal Health and to any deductible amount or self-insured amount retained by Cardinal Health) except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health.

In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement.
13.2 Waiver. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health. Client shall not seek reimbursement for any property claim, or portion thereof that is not fully recovered from Client’s property insurance except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health.
13.3 Additional Insured Status. Cardinal Health, Inc., and its Affiliates shall be named as additional insureds under the Products Liability insurance policies as respects the Products outlined in this Agreement. Such insurance shall be primary (with respect both to any insurance issued to Cardinal Health and to any self-insured amount retained by Cardinal Health) with regard to Cardinal Health’s liability for damage arising out of those products, for which they have been added as additional insureds. Such additional insurance status shall continue during the term and, if the policies are written on a claims made basis, shall continue for not less than three (3) years following termination or expiration of this Agreement.
13.4 Certificates. Client shall furnish certificates of insurance to Cardinal Health evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Such certificates shall state that Client’s insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy that is required under this Article shall be obtained from an insurance carrier with an A.M. Best rating of at least B+.
ARTICLE 14
NOTICES
All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	Cumberland Pharmaceuticals Inc. Senior Vice President, Administrative Services 2525 West End Ave, Suite 950 Nashville, TN 37203 Facsimile: 615-255-0094

With a copy to:	Martin S. Brown, Esquire Adams & Reese 424 Church Street, Suite 2800 Nashville, TN 37219 Facsimile: 615-259-1470

To Cardinal Health:	Cardinal Health 105, Inc.1 Specialty Pharmaceutical Services 15 Ingram Boulevard, Suite 100 LaVergne, TN 37086 Attn: Vice President of Sales

With a copy to:	Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attn: Associate General Counsel Facsimile: (614) 757-8919
ARTICLE 15
MISCELLANEOUS
15.1 Entire Agreement; Amendments. This Agreement, the attachments and any amendments thereto constitute the entire understanding between the Parties and supersede any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise provided in this Agreement.
15.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.
15.3 Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
15.4 No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances shall not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

15.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement shall continue in full force and effect.
15.6 Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.
15.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may, without the other Party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.
15.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
15.9 Dispute Resolution. If any dispute, controversy or disagreement arises between the Parties (“Dispute”), such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such Parties cannot reach a resolution of the Dispute, then such Dispute shall be submitted to a court of appropriate jurisdiction.
15.10 Prevailing Party. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and costs in such proceeding.
15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.
15.12 Publicity. Neither Party shall make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
15.13 Survival. The rights and obligations of the Parties shall continue under Articles 10 (Confidentiality and Non-Use), to the extent expressly stated therein, 11 (Indemnification), 12 (Limitations of Liability), 13 (Insurance), to the extent expressly stated therein, 14 (Notice) and 15 (Miscellaneous) and Article 6.4 (Effect of Termination), notwithstanding expiration or termination of this Agreement.
15.14 Force Majeure. Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the Party seeking relief hereunder shall immediately notify the other Party of such cause(s) beyond such Party’s reasonable control. The Party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.
     IN WITNESS WHEREOF, the undersigned have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH 105, INC.		CUMBERLAND PHARMACEUTICALS, INC.

By	/s/ Rob Betchley	By	/s/ A.J. Kazimi

Rob Betchley		Name: A.J. Kazimi

Vice President of Operations		Title CEO

Date: 8/3/10		Date: 8/9/10

Exhibit A
Client / Cardinal Health 105, Inc.
Specialty Pharmaceutical Services
Operating Guidelines
The Operating Guidelines will be incorporated into the Exclusive Distribution Agreement between Cumberland Pharmaceuticals Inc. (“Client”), and Cardinal Health 105, Inc. (“Cardinal Health”), dated July 1, 2010 (the “Agreement”). Capitalized terms not otherwise defined in these Operating Guidelines have the same meaning as set forth in the Agreement.
1.0	WAREHOUSING
1.1	Cardinal Health maintains its warehouse facility in compliance with 21CFR205 and applicable federal, state and local laws, as well as rules and regulations supporting applicable cGMPs.

1.2	With reference to those regulations set forth in 21CFR203, SPS supports Client PDMA programs related to storage and distribution. Other PDMA compliance elements remain the sole responsibility of the Client.

1.3	Cardinal Health will maintain SOPs appropriate for a pharmaceutical distribution center operating environment. SOPs are appropriately approved and controlled under the Cardinal Health controlled document management system.

1.4	Cardinal Health maintains compliant documented training programs including DEA, cGMP, and OSHA. These training programs include training on SOPs and the Operating Guidelines. Client will have the authorization to audit the training records.

1.5	Cardinal Health complies with storage, handling and shipping conditions mutually agreed to by the Client and Cardinal Health for the Product.

1.6	The Product will be stored by Cardinal Health. Client will ensure that the storage requirements are in human readable format and the Product NDC number, lot number, carton quantity, and expiry date will be in the standard HDMA barcode format. Product is stored in areas designed to be continuously monitored for the temperature range specified for the Product. Cardinal Health maintains daily temperature recordings. Cardinal Health will provide such records to Client upon written request.

1.7	Cardinal Health reports temperature excursions that last more than sixty (60) minutes to Client, and in no event, more than forty-eight (48) hours from the point of discovery of the excursion.

1.8	Product will be stored in an approved warehouse facility with secured access, accessible only to authorized Cardinal Health personnel.
2.0	RECEIVING
2.1	Client, Client’s contract manufacturing agent, or mutually agreed upon Cardinal Health transportation agent, will arrange transportation services to transfer the Product to Cardinal Health. Client will notify Cardinal Health of the specific delivery schedule.

2.2	Client’s carrier will contact Cardinal Health seventy-two (72) hours prior to expected delivery date to arrange a delivery appointment.

2.3	Client will retain title and ownership to the Product at all times. Cardinal Health’s signature on the carrier’s bill of lading is an acknowledgement only of Cardinal Health’s receipt of Product.

2.4	Prior to first receipt of Product, Client will provide Cardinal Health with a Finished Goods Material Safety Data Sheet.

2.5	Client’s Product will meet the following standards for carton identification, documentation, palletization, and uniformity:
2.5.1	Client will provide the bill of lading, notice of release, packing list, and other documentation necessary. Cardinal Health will follow its SOP for receiving Product.

2.5.2	Pallets will meet GMA standards of 40”W x 48”D x 46”H dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.

2.5.3	Receipt of Product on non-standard pallets may require restacking onto conforming pallets at Client’s expense.

2.5.4	Palletized Product must be uniform and consistent with specifications set up in the Product master for the number of cartons and eaches.
2.6	Cardinal Health will receive each shipment into a secure receiving area and perform requirements as detailed in Cardinal Health’s receiving SOP.

2.7	Cardinal Health will count and inspect the exterior packaging of the Product, noting evident shortages, overages, or damage on the carrier bill of lading. Cardinal Health will obtain the carrier’s signature on the bill of lading acknowledging the condition of the Product upon receipt by Cardinal Health.

2.8	Cardinal Health compares the Client documentation to Cardinal Health’s receiving report. Discrepancies are noted. Cardinal Health investigates and reports discrepancies to Client within twenty-four (24) hours of receipt. Client and Cardinal Health will determine corrective actions, if any.

2.9	At Client’s request, Cardinal Health will send via fax or email, necessary receiving documents and temp tale data to Client Quality Assurance for official lot release. Product is kept in a “system hold” status in Cardinal Health’s Operating System until released in writing or email by Client Quality Assurance.

2.10	Cardinal Health will provide Client with a designated, single point of contact for all Product release requests. Client Quality Assurance will fax or email to designated contact at the appropriate facility (LaVergne or Reno), signed documentation to Cardinal Health to release the lot from “system hold” Product status to “approved” Product status.

2.11	Cardinal Health will post receipts in the Warehouse Management System within twenty-four (24) hours of delivery unless count discrepancies, missing paperwork, damage investigation, and/or other receiving anomalies interfere with efficient receiving and documentation. Upon request by Client, Cardinal Health will provide a report of any unresolved receiving discrepancies.

3.0	IMPORT SERVICES
3.1.	Cardinal Health will arrange for transportation and applicable import services on the Client’s behalf as identified in the agreed upon International Import/Export Fee Schedule.

3.2.	Client acknowledges and accepts its designation and responsibilities as the Importer of Record in these transactions.

3.3.	At Client’s request, Cardinal Health will, on behalf of its Client, make recommendation for brokerage services and will assist with document management including the execution of customs, entry formalities and other government agency clearances.

3.4.	At Client’s request, Cardinal Health will, on behalf of Client, arrange for transportation and applicable services to transfer product to the designated Cardinal Health facility and will use commercially reasonable efforts to ensure that product is transferred as required.

3.5.	Cardinal Health will use commercially reasonable efforts to ensure that product is transferred in a timely and effective manner to meet delivery requirements and that required government releases are granted prior to product delivery; provided, however that Cardinal Health will not be responsible for any loss, liability or expense resulting from delays or other acts or omissions of any governmental entity relating to the import of the Product unless directly caused by Cardinal Health’s gross negligence or willful misconduct.

3.6.	Client or Client’s agent will provide to Cardinal Health all necessary details for completion of required documentation.

3.7.	Cardinal Health will prepare and have ready at time of transfer, all required documentation, including but not limited to: Commercial Invoice, Packing list, Certificate of origin, Parties to the Transaction, HTS, FDA Product Code, CBP and FDA Country of Origin, FDA Manufacturer, Product Valuation, Quantities, TSCA Statements, DEA Import Permits, USDA Certifications or Vet Certificates and any other applicable OGA documentation, to comply with applicable export and import regulations.

3.8.	Client will ensure that product meets shipping and packaging standards set by the applicable mode of transportation, all local, state and federal regulations and Section 2.5 of the Operating Guidelines.

3.9.	For all other instruction related to Import Services please refer to Section 2.0 of the Operating Guidelines regarding Receiving.
4.0	INVENTORY
4.1	Inventory is received, tracked and controlled on Cardinal Health’s Warehouse Management System by item number, lot number, expiration date, quantity, and status. Cardinal Health’s Warehouse Management System meets regulatory requirements for lot traceability and accountability, from receipt of Product at Cardinal Health to shipment of Product to Client’s Customer.

4.2	Cardinal Health performs a daily cycle count on forward pick locations that have had activity during a given day. Cardinal Health will use commercially reasonable efforts to maintain accurate and timely inventory records. Cardinal Health will report on cycle count accuracy at the request of Client.

4.3	Inventory variances are investigated by Cardinal Health and reported promptly to Client and in no event later than forty-eight (48) hours from discovery. Corrective actions will be determined jointly by Cardinal Health and Client.

4.4	Client may conduct a complete physical inventory once per calendar year. Thirty (30) days advance written notice is required prior to the start of a physical inventory. More frequent physical inventories may occur if inventory variances exceed the standard of 100% accuracy, as set forth in Section 22 of the Operating Guidelines

4.5	Monthly or quarterly, Cardinal Health notifies Client of expired or short dated Product, as specified by Client. Client will have up to thirty (30) days to provide Cardinal Health disposition of said Product. In the event Client does not disposition said Product within thirty (30) days, Cardinal Health reserves the right to assess excessive storage charges.

4.6	Cardinal Health receives returned Product according to Cardinal Health SOP and Client’s Returned Goods Policy. Client will determine appropriate disposition of the returned Product. Client must be notified prior to disposition of the Product. If the disposition is to destroy the Product, Cardinal Health will subcontract the destruction through a third party supplier. Cardinal Health will provide Client with the Certificate of Disposal.
5.0	DISTRIBUTION
5.1	Orders approved and available for processing (pick & pack) by the agreed upon time, 2:00 p.m. Central Time, Monday through Thursday, and on Fridays if approved by Client, will be shipped before the close of business the same day (“Standard Hours”) in accordance with section 5.2 and section 5.8 below. Orders received and processed after the agreed upon time, 2:00 p.m. Central Time, will be handled on an exception basis. Every attempt will be made to ship orders in the allotted time. Any remaining volume not shipped will be communicated to the customer along with recommendations and schedules for completion. For orders received after Standard Hours, 2:00 p.m., Cardinal Health will consider these orders as the following day’s business. If the day the Product is to be received by the Customer falls on a holiday or weekend, then the order will be shipped on the next business day, which will ensure the Product will not be delivered to the Customer on a holiday or weekend.

5.2	Orders placed within Standard Hours will be shipped to Customer via standard ground delivery service unless otherwise specified in the Agreement.

5.3	Client will make best commercial efforts to encourage customers to submit orders to Cardinal Health and/or authorize the release of orders placed on system hold in a fashion that allows for an even distribution of work recognizing normal start times of 8:00 a.m. Central Time. Cardinal Health will use commercially reasonable efforts to meet the requested shipping schedule. However, if orders received and/or released from system hold do not allow for an even distribution of work, Cardinal Health cannot commit to agreed upon “on time shipping” metric per Section 22 of the Operating Guidelines.

5.4	Orders that have Drop Ship requirements within Standard Hours will be shipped and assessed any special charges or handling fees according to Client’s directions.

5.5	Orders placed outside Standard Hours and in which the Customer has requested delivery for the next day will be defined as emergency orders and will be shipped via priority overnight delivery. All emergency orders will be billed to client as set forth on Fee Schedule.

5.6	When a Customer requests upgraded shipping service for an order placed during Standard Hours, Cardinal Health will process per Client’s direction. Applicable upgrade charges will be assessed per an agreed upon flat fee.

5.7	Client is responsible for monitoring customer ordering practices.

5.8	Recognizing that order volume may fluctuate from time to time, Cardinal Health staffs to meet 125% of the rolling average number of Client orders processed over the previous three (3) calendar months. Cardinal Health uses commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds 125% of the rolling average number of orders or units; provided, however, that Cardinal Health cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

5.9	Cardinal Health measures the timeliness of shipments and will report this attribute periodically according to Section 22 of the Operating Guidelines.

5.10	Cardinal Health personnel are available for emergency Product shipments, via phone request, twenty-four (24) hours per day, three hundred sixty-five (365) days per year. For shipments called in after the carrier’s cutoff time (approximately 6:00 p.m. Central Time for overnight airfreight), Cardinal Health will ship the Product the following day.

5.11	Cardinal Health’s inventory system complies with First-to-Expire, First-Out (“FEFO”) inventory allocation. Exceptions from FEFO must be approved by the Client in writing prior to shipment.

5.12	Cardinal Health performs quality verification on Client shipments by an individual other than the employee who picked the order. Cardinal Health uses commercially reasonable efforts to pick, pack, and ship Customer orders accurately. Cardinal Health measures picking and shipping accuracy and reports this attribute periodically according to Section 22 of the Operating Guidelines.

5.13	Cardinal Health and Client mutually determine and agree in writing on the packaging requirements for shipping the Product. Cardinal Health and Client will issue appropriate guidelines and pack-out training to the distribution department to assure compliance with Client’s specifications. These specific Client specifications are controlled in the Cardinal Health controlled document management system.

5.14	Cardinal Health provides shipment confirmation information to Client through Cardinal Health’s information System. Such information is available the same business day on which the shipment occurs.

5.15	Cardinal Health manages shipping supplies — including ordering, inventory record keeping, and storage. Cardinal Health will invoice Client for mutually agreed upon shipping materials; corrugated cartons, insulated coolers (if specified), address labels, inner packing; as may be requested by Client’s packing specifications.

6.0	PATIENT ASSISTANCE PROGRAM – *Client specific
6.1	Product allocated for Client’s Patient Assistance Program (“PAP”) is physically segregated from trade stock and has a unique inventory part number and forward pick location in the warehouse. Client designates an initial PAP inventory of “X” units. Client will monitor PAP inventory and when this inventory hits a balance of “X” units, Client will provide written approval to restock inventory with “X” units. It is intended that Cardinal Health should have to restock not more frequently than monthly.

6.2	Cardinal Health identifies Product allocated to PAP in its Warehouse Management System as the NDC# followed by the letters “P-A-P” if unique NDC# is not provided.

6.3	Client or Client’s reimbursement vendor is responsible for placing PAP orders. Cardinal Health does not accept orders for PAP Product by any Customers or Physicians. Client’s reimbursement vendor provides to Cardinal Health the Physician name or Pharmacy, address, License #, expiry, patient ID#, number of units to be shipped and the order type (i.e. PAP). Cardinal Health enters this information into its System including the patient ID# on the instruction or PO# line.

6.4	If documentation received identifies the Physician and patient ID#, Cardinal Health will include this information during returns processing as per Cardinal Health’s SOPs.
7.0	TRANSPORTATION
7.1	Cardinal Health and Client mutually agree upon a common carrier(s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.

7.2	If the carrier supplies one and if Client agrees, Cardinal Health will provide its discounted rate.

7.3	Shipping charges, including special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, are billed directly to Cardinal Health’s account with the carrier and passed through, including a handling fee, to Client.

7.4	Client will designate Freight terms as Freight on Board (Origin) or Freight on Board (Destination).

7.5	Cardinal Health, at the request of the Client, will provide proof of delivery for specific Customer shipments. Fees, if any, charged by carriers for proof of delivery will be passed directly to Client.
8.0	CUSTOMER SERVICE
8.1	Cardinal Health provides a dedicated, inbound phone and fax line for Client’s Customers to submit purchase orders and phone in general inquiries.

8.2	Cardinal Health staffs the inbound phone line from 7:00 a.m. — 6:00 p.m. Central Time, Monday through Friday, except for the following holidays: Christmas Day, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and any other days as mutually agreed to.

8.3	Cardinal Health is responsible for training Cardinal Health’s client service specialists and backup representative(s). Client will provide company and Product specific information for training of the client service specialists.

8.4	Cardinal Health is responsible for initial set up and on-going maintenance of Customer master files. The initial Customer master file will be approved and signed by Client. Client may add Customers by completing the Customer maintenance profile form and forwarding to Cardinal Health for system entry.

8.5	Cardinal Health accepts Customer orders by electronic data interchange (“EDI”), mail or fax. Cardinal Health maintains Customer records. Customer orders must be in writing or by EDI. Cardinal Health will not accept telephone orders without a mail or fax confirmation.

8.6	Cardinal Health uses commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds, and will report this attribute at the request of Client.

8.7	As a backup to the client service specialists, a voice mail system is maintained to collect messages from Customers.

8.8	Cardinal Health’s client service specialists re-route, via warm transfer, misdirected calls to the appropriate vendors designated by Client In the event a call cannot be re-routed to a particular vendor (e.g., due to a system outage), the client service specialist warm transfers the call to the Client’s operator at (xxx) xxx-xxxx.
9.0	ORDER ENTRY
9.1	Client will designate minimum and multiple order quantities. Order entry requests are maintained by Cardinal Health through its Operating System.

9.2	Client will instruct its Customers to place orders based on the contract between Client and Customer.

9.3	Client will determine when Customers will pay for premium freight, special handling, and emergency order processing.

9.4	Cardinal Health uses commercially reasonable efforts to enter orders accurately. Cardinal Health measures such accuracy, and reports this attribute periodically according to Section 22 of the Operating Guidelines.
10.0	CUSTOMER CREDIT
10.1	Client will establish credit limits for each Customer or group of Customers.

10.2	Cardinal Health’s Operating System monitors orders and outstanding accounts receivable against the Customer’s credit limit and holds orders when credit limits are exceeded.

10.3	Client may elect, with written authorization, to place a Customer’s account on credit hold so that orders are reviewed prior to shipment.

10.4	Client will review and approve Customer orders held for credit limits prior to shipment. Client must release orders or provide written and/or email authorization to release.
11.0	PRICING AND TERMS
11.1	Client will publish terms and conditions of sale to all Customers. Standard terms are 2% -30 days, net 31 days. Contracted Customers may have non-standard terms.

11.2	Client will publish list prices for Customers, which are subject to change from time to time at the sole discretion of Client.

11.3	Cardinal Health will perform system maintenance of Product pricing and terms. Client will provide to Cardinal Health, in no less than seventy-two (72) business hours, written changes to Product pricing or terms to the following pricing mailbox:

GMB-CORD-PriceIncrease@cordlogistics.com.

Cardinal Health will be responsible for updating the Cardinal Health system within twenty-four (24) hours of effective date and time of the price increase.

11.4	Cardinal Health employees are bound by the confidentiality provisions of the Agreement between Cardinal Health and Client and, as such, will not disclose Client sales data or pricing information outside the specific Cardinal Health employees who have a need to know this information in the course of performing their routine job responsibilities.

11.5	Cardinal Health provides the necessary reports within stipulated time frames to ensure Client can comply with the reporting requirements of Medicaid, Veterans HealthCare Act, PHS Covered Entities, Deficit Reduction Act (DRA), and state rebate programs. Client will define reporting requirements against which Cardinal Health will produce the required reports.
12.0	INVOICING
12.1	Cardinal Health will exercise commercially reasonable effort to mail invoices the morning following shipment of Product, or, when applicable, transmit by electronic data interchange (EDI) to Customer’s billing address the same day of Product shipment.

12.2	For any order shipped after the close of business, the invoice is prepared and mailed the following business day.

12.3	Cardinal Health will make commercially reasonable efforts to process invoices as timely and accurately as possible. Cardinal Health measures invoice accuracy and processing timeliness and will report this attribute periodically according to Section 22 of the Operating Guidelines.
13.0	CHARGEBACKS
13.1	Client may enter into prime vendor arrangements for select contract or government mandated pricing arrangements.

13.2	On behalf of Client, Cardinal Health processes chargebacks within forty-eight (48) hours of receipt and reconciles chargeback discrepancies within five (5) working days. Cardinal Health’s chargeback SOPs will define the parameters for resolution between Clients’ contract terms and conditions and the chargeback submitted by the wholesaler.

13.3	Chargebacks will be processed according to the chargeback policy for Client.

13.4	Client will determine contracted, chargeback pricing on a contract-by-contract basis. Client will notify Cardinal Health ten (10) days prior to effective date of such price changes in order to update the Cardinal Health system files. Client will forward contract pricing forms to Cardinal Health’s mailbox, cord.contracts@cordlogistics.com. Client or Cardinal Health will notify Customers of contract price changes.

13.5	Client is responsible for providing Cardinal Health with accurate Membership Lists before any chargeback can be processed.

13.6	Validated chargeback submissions are settled via credit invoice or electronic reconciliation.

13.7	Cardinal Health will make commercially reasonable efforts to process chargebacks as timely and accurately as possible.
14.0	ACCOUNTS RECEIVABLE
14.1	Client will open and maintain a bank lockbox. The bank will receive Customer remittance and invoice information on behalf of Client. Customers may remit payment via electronic funds transfer (“EFT”) or wire transfer.

14.2	Payments not received through the lockbox will be routed to the Client’s bank for deposit into the appropriate account.

14.3	Cardinal Health will reconcile and apply the cash receipt(s) to the outstanding account receivable within one (1) business day of receipt from the bank or the Client, or as soon as commercially reasonable.

14.4	Cardinal Health will not allow discounts for payments received beyond the payment terms, as indicated by the postmark date on remittance envelope. Cardinal Health will handle the amount of the discount as a balance due on the Accounts Receivable account.

14.5	Cardinal Health will manage the Accounts Receivable according to the guidelines outlined in the SOPs.

14.6	Cardinal Health will maintain notes related to collection activities in an Accounts Receivable system file, or on excel spreadsheet that will be accessible to Client authorized personnel.

14.7	Cardinal Health will use commercially reasonable efforts to process accounts receivable as timely and accurately as possible. Cardinal Health will measure accounts receivable and collections activity and report these attributes periodically according to Section 22 of the Operating Guidelines.
15.0	GOVERNMENT REPORTING
15.1	Client may access data as needed through Cardinal Health’s reporting system. Various reports are available for client use to complete government reporting calculations.
16.0	MONTH-END CLOSE
16.1	Cardinal Health will use commercially reasonable efforts to complete its close by the second working day after the last business day of the month being closed. Cardinal Health will exercise commercially reasonable efforts to record all transactions for the month being closed by the close of business on the first working day (“Day 1”) of the following month. (i.e. March activity is posted by the end of the first working day in April.). Cardinal Health will measure and report this attribute at the request of Client.

16.2	Cash received by the bank or Client on the final day of the month is applied to the open receivable for the prior month within one (1) business day.

16.3	Noted exceptions that cannot be resolved by the close of business on Day 1 will be communicated to the Client and is carried over into the following month.

17.0	RETURNED GOODS
17.1	Returns are processed in accordance with Client’s Returned Goods Policy.

17.2	If the client makes an exception to their Returned Goods Policy, the client must submit written direction prior to returns being processed.

17.3	Client is responsible for providing all pertinent pricing and lot information. Cardinal Health will use commercially reasonable efforts to complete the processing of returns and, if applicable, credit issuance within ten (10) business days of receipt of the return.

17.4	The Client is responsible for ensuring all vendors are provided with and are following the Returned Goods Policy.

17.5	Cardinal Health will use commercially reasonable efforts to process returned goods as timely and accurately as possible.

17.6	Monthly or quarterly, Cardinal Health will notify Client of returned product. Client will have up to thirty (30) days to provide Cardinal Health disposition of said product. In the event Client does not disposition said product within thirty (30) days, Cardinal Health reserves the right to assess excessive storage charges.

17.7	Cardinal Health will subcontract the destruction of returned product through a third party supplier. Cardinal Health will provide Client with the Certificate of Disposal.
18.0	PRODUCT COMPLAINT RETURNS
18.1	Client or designated vendor will handle product complaints and determine the appropriate action to be taken. Cardinal Health may ship replacement product or issue credit at Client’s direction. Cardinal Health will follow its SOPs with regard to executing these requirements.
19.0	RECALL ASSISTANCE
19.1	Client is responsible for decision to initiate recall or product withdrawal.

19.2	Client is responsible for notification of recall or product withdrawal to appropriate regulatory agencies.

19.3	Client is responsible for management of a recall event.

19.4	If there is a recall or withdrawal of Product, then Cardinal Health agrees to stop shipping recalled lots promptly, and in no event later than twenty-four (24) hours after Cardinal Health receives written notification of such recall from Client.

19.5	If mutually agreed upon, Cardinal Health will provide assistance to Client and cooperate fully in any such recall. Client will pay to Cardinal Health an amount equal to Cardinal Health’s actual costs incurred with any such recall services. Such cost will be in addition to the fees set forth in the Fee Schedule. Such assistance will include but not be limited to:
a)	Contacting consignees (wholesaler, ship to locations) who may have received affected Product and requesting prompt quarantine of all affected lots pending further disposition instructions from Cardinal Health or Client.

b)	Storage and control of on-hand inventory of recalled Product.

c)	Receipt, storage and control of returned recalled Product.

d)	Documentation of recalled Product used, destroyed or returned to the distributor through established document systems at Cardinal Health.

e)	Assistance in preparation of final Recall Report including a copy of all communications, if any, with FDA concerning the recall.

f)	Shipment of samples of recalled Product to Client or a designated testing site for analysis, if applicable.

g)	Cardinal Health will maintain appropriate SOPs, and to the extent that they are not in conflict with the Operating Guidelines, Cardinal Health will follow its SOPs with regard to executing these requirements.
19.6	Cardinal Health will provide the necessary recall reports within two (2) hours of notification by Client. Reports will contain, but not be limited to, the following information for each recalled Product and lot number: Customer shipments by date, item number, quantity, lot number, and ship to address.

19.7	Cardinal Health will provide Client Quality Assurance with signed and dated records documenting final disposition of the Product(s). In addition, Cardinal Health will assist with the following information:
a)	Name and location of distributors involved in the execution of the final disposition of the recalled Product.

b)	Name and location of drug destruction sites (if applicable).

c)	List of applicable State or Federal licenses currently required and held for drug transport and/or disposal for all drug destruction sites (if applicable).

d)	Product disposition method.

e)	Amount of Product dispositioned.

f)	Date of Product disposition.

g)	Documentation from each affected Distributor(s) head of Quality Assurance or designee attesting to the completion of the Product disposition functions and requirements set forth by Client’s Recall Committee.
20.0	OPERATING SYSTEMS
20.1	Client retains ownership to Client Data in the Cardinal Health System but grants Cardinal Health a limited right to use such Client Data in the performance of its Services.

20.2	Cardinal Health will use commercially reasonable efforts to maintain security of the Client Data in our systems, to segregate them and render them inaccessible to all third parties except those providing services or systems support hereunder.

20.3	Cardinal Health will provide Client with on-line access to account receivable, customers, general ledger, inventory, invoices, orders, returns, sales, shipping, and other business critical data as defined in Cardinal Health’s standard reports output.

20.4	Additional reporting and interfaces may be jointly defined by Client and Cardinal Health.

20.5	Cardinal Health will use commercially reasonable efforts to maintain all Systems within the change control SOPs.

20.6	Cardinal Health will use commercially reasonable efforts to make Cardinal Health’s System accessible to the Client twenty-four (24) hours per day seven (7) days per week and guaranteed between the hours of 7:00 a.m. — 9:00 p.m. Central Time, Monday through Friday (“Accessible Hours”), except for routine, scheduled or emergency maintenance. Cardinal Health will provide forty-eight (48) hours advance notification to Client of a scheduled maintenance, which would affect Client’s ability to access the System.

20.7	Cardinal Health will use commercially reasonable efforts to ensure that unscheduled System downtime for Cardinal Health Systems, will not exceed two percent (2%) of the Accessible Hours per calendar quarter. Cardinal Health will promptly notify Client of any System problem that might affect services and if possible an estimated time for restoration of System access.

20.8	System backups will be generated on a nightly basis in conjunction with Cardinal’s corporate standard Backup and Recovery policy. These backup tapes will be stored either off-site or in a fireproof cabinet as indicated by the policy.

20.9	Cardinal Health may upgrade, enhance, modify, or convert the System and will notify the Client of System changes as appropriate. Initial training will be provided as agreed. Any additional training will be provided at Client expense.

20.10	System development work may be undertaken by Cardinal Health on behalf of the Client. Such work will be billed at the hourly development rate specified in the Fee Schedule plus any applicable travel expenses. This applies but is not limited to Web Reporting enhancements, EDI transaction implementations, and enhancements to the System.

20.11	Enhancements to the System may from time to time be requested by the Client. Requests will be evaluated and undertaken at Cardinal Health’s discretion. Costs of design, quote, development, testing, and validation of system enhancements will be borne as mutually agreed to by the parties in writing.
21.0	AUDITS
21.1	Client or its designee shall have the right from time to time in its sole discretion, exercised reasonably during normal hours (i.e., 8:00 a.m. to 5:00 p.m. local Facility time), to conduct a complete quality audit upon thirty (30) days prior written notice to Cardinal Health; provided, however, that no notice shall be required if the audit pertains to recalls, product safety or potential product safety.

22.0	MEASURED ATTRIBUTES
22.1	Cardinal Health will provide Client with reports on measurable attributes including but not limited to those identified in Section 22.5 below. Such reports (“Specialty Pharmaceutical Services Scorecard” or “SPS Scorecard”) will be used to track and benchmark performance.

22.2	Client and Cardinal Health will agree to meet not less than once per year to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the Cardinal Health/Client relationship.

22.3	Cardinal Health will use commercially reasonable efforts to meet or exceed the Client’s expectation for performance based on the measured attributes.

22.4	Cardinal Health will notify Client in writing if there are changes to the attributes used to track and benchmark performance.

22.5	Measured Attributes and Performance Standards According to the SPS Scorecard.

Measured
Performance Attribute	Operational Definition

Order/Shipment Accuracy	Any order not shipped to manufacturer order requirements (such as mispick quantity, mispick item, keying error etc.)

Late to Standard Orders	Any order that is received by cut-off or agreed upon time and is not shipped by agreed upon time.

SPS Inventory Exceptions	Measures Inventory Overages, Inventory Shortages, SPS Damages, Unexplained Product Damages and Missing Labels.

Inbound Receiving Exceptions	Measures Inbound Broken or Missing Seal, Inbound Damages, Inbound Incorrect Documentation, Inbound Missing Documentation, Inbound Overages, Inbound Shortages, Inbound Temperature Excursions, Inbound Missing Labels and Inbound Partial Cases.

Invoice Collection Process Lead Time	Measures from the date the invoice is created to the date the invoice is cleared from Accounts Receivable.
Please Note: If an account is in a credit balance position or terms are extended beyond the initial terms invoiced, these transactions will be included in the metric and may increase the count of invoices collected greater than 10 business days.

Chargeback Process Lead Time	Measures from the date the chargeback is available to process to the date the credit is issued. This metric includes manual and EDI Chargebacks.

Return Authorization Process Lead Time	Measures from the date the Return Authorization is requested by the customer to the date the Return Authorization is issued.

Return Process Lead Time	Measures from the date of the physical return to the date the Return Credit is issued.

23.0	RECORD RETENTION GUIDELINES (Customer Operations)
The objective of these guidelines is to establish uniform procedures for the maintenance, storage and destruction of company records under the control of Cardinal Health. The records are documentation produced through order management, accounts receivable, returns management and chargeback management. The records do not include transactions that are electronically preserved in the Enterprise Resource Planning (ERP) System, Elite Series System or the Bid and Contract Chargeback System (BACCS). Electronic systems are maintained by the EIT group and that group has responsibility for coordinating any appropriate record purge with any and all affected parties.
Procedures
1.	Records are locally housed in file cabinets or in storage boxes that have been labeled for content. Labeling of boxes is uniform, by client, by function and by date. Boxes are numbered and recorded on a record retention list that is maintained in customer operations.

2.	Records should be retained for the period designated on the attached Records Retention Schedule. The retention periods have been established based on business need and/or requirements under applicable state and federal laws and regulations. Retention periods are based upon the calendar year in which the records are created.

3.	Records should be discarded/destroyed at the conclusion of the applicable retention period. Cardinal Health will participate in regularly scheduled clean-up sessions to ensure that unnecessary records are destroyed on a timely basis. Cardinal Health will provide the client with a listing of records that are eligible for destruction. Destruction must be approved by the client and fees assessed as set forth in the Fee Schedule.

4.	Records that are not ordinarily subject to retention but need to be retained due to unusual circumstances, such as litigation or government investigation will be maintained as directed by the client or as directed by the Cardinal Health Legal Department. The Client will notify the Relationship Manager or the Customer Operations Director in writing stipulating which records are affected and the requirements for the records affected.

5.	If services are terminated, Customer Operations records will be sent to the client within sixty (60) days of the termination date.
RECORD RETENTION SCHEDULE

Document Retention
Document Type	Period	Storage Method

I. Customer Service

Customer order records	7 years	Cabinet/boxed/daily folder
Patient Assistance Orders	10 years	Locked cabinet
Price Notifications	6 years	Cabinet/boxed/analyst
Adverse Events Notifications	10 years	Cabinet/boxed
Freight Claims	7 years	Cabinet/boxed/daily folder
Bills of Lading	4 years	Cabinet/boxed
Customer Set-up & Maintenance	7 years	Cabinet/boxed/daily folder
PAP Customer Set-Up	10 years	Locked cabinet
Invoice Adjustments	7 years	Cabinet/boxed

Document Retention
Document Type	Period	Storage Method

II. Accounts Receivable

Customer Invoices	7 years	Cabinet/boxed
Invoice collection documentation	7 years	Cabinet/boxed
Cash Receipts	7 years	Cabinet/boxed
Deduction documentation/resolution	7 years	Cabinet/boxed
Month end Close Records	7 years	Cabinet/boxed
Related correspondence	7 years	Cabinet/boxed

III. Returns Management

Return Authorizations	10 years	Cabinet/boxed/daily folder
Return paperwork & credit memo	10 years	Cabinet/boxed/daily folder
Related correspondence	10 years	Cabinet/boxed/daily folder
Return Policy	6 years	Cabinet/boxed/kept at desk 3 copies
Pricing Notification	10 years	Cabinet/boxed/kept at desk 3 copies

IV. Contracts & Chargebacks

Contract Set-up/Contract Change	10 years	Cabinet/boxed
Contract Price Changes	10 years	Cabinet/boxed
Pricing Notifications	10 years	Cabinet/boxed
Chargeback Submissions	10 years	Cabinet/boxed
Chargeback Rejections	10 years	Cabinet/boxed
Credit Feed Report	10 years	Cabinet/boxed
Membership Rosters	10 years	Cabinet/boxed
Membership changes/notifications	10 years	Cabinet/boxed

24.0	LINE EXTENSIONS
24.1	Client will provide Cardinal Health Account Management notification not less than thirty (30) days prior to receipt of a new product and forty-five (45) days prior to receipt of an acquired product.

24.2	Client will provide the following information twenty (20) days prior to receipt of a new product and thirty-five (35) days prior to receipt of an acquired product:
a)	Complete RFI

b)	Item Set Up

c)	Trade Letter

d)	MSDS

e)	Packing schematics (if applicable)

f)	Storage / shipping forecast
24.3	Cardinal Health will use commercially reasonable efforts to launch new product within seventy-two (72) hours of initial receipt unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation.
25.0	RELATIONSHIP MANAGEMENT
25.1	Appointment of Relationship Managers. Each Party will forthwith upon execution of this Agreement appoint one of its employees to be responsible for all aspects of the relationship between the Parties (the “Relationship Manager”) and will promptly thereafter notify the other Party of such appointment. Each Party may replace its Relationship Manager at any time and will fill a vacancy for its Relationship Manager as soon as reasonably practicable. Each Party will promptly notify the other Party of any substitution of another person as its Relationship Manager. Each Party’s Relationship Manager will be available throughout the Term to answer any reasonable questions from the other Party’s Relationship Manager.

25.2	Biannual Review by Relationship Managers. The Relationship Manager may communicate as frequently as they deem necessary; provided that there is a formal meeting no less than biannually to review the status of the relationship. The biannual business review meetings may take place in person, by videoconference or by telephone conference, as mutually agreed to by the Parties. There will be an agenda for each meeting, and written minutes of each meeting will be taken and will include the issues discussed and action items, if any, arising from such meeting.

EXHIBIT B
FEE SCHEDULE
CONFIDENTIAL
1/5/2010
CUMBERLAND, PHARMACEUTICALS
FEE SCHEDULE

Program Implementation

Line Extension Fee (3)	$	[***]
Distribution Services	$	[***]
Storage Fee
Ambient storage fee (5)			Per pallet per month
Pick, pack and ship fee (1)			Per month
Monthly distribution & sample account management fee (6)	$	[***]
Ambient product pick / pack / stage (Includes sales rep samples)	$	[***]	Per line, per first case
Ambient product pick / pack / stage (Includes sales rep samples)	$	[***]	Per each additional case
Return goods processing	$	[***]	Per first unit
Return goods processing	$	[***]	Per each additional unit
Freight Charges		Cost plus [***]% handling fee
Packing/Shipping materials (4)		Cost plus [***]% handling fee
Destruction Charges		Cost plus [***]% handling fee	Per order
Emergency / International Orders	$	[***]
Information System			Per month
System access and support fee (2)	$	[***]
Special reports, connectivity or other IT requests (per hour charge)	$	[***]	Per hour
Customer Service			Per month
Customer Service Management fee	$	[***]
Per order processing fee (Includes sales rep samples)	$	[***]	Per order
Per credit memo	$	[***]	Per credit memo
Financial Services			Per month
Accounts Receivable Management Fee	$	[***]
AR per order processing fee	$	[***]	Per order
Chargeback Management fee	$	[***]	Per month (0 - 50 lines)
Chargeback Management fee	$	[***]	Per month (51 - 100 lines)
Chargeback Management fee	$	[***]	Per month ( 101+ lines)
Chargeback per line fee	$	[***]	Per line
Secondary Distribution Services (7)			Per month
Warehouse management fee (6)	$	[***]
Ambient storage fee {5)	$	[***]	Per pallet per month

Note (1): This amended fee schedule is based on distribution services for Cumberland Pharmaceuticals.
Note (2): System access fee includes licenses for two concurrent users to access the Impromptu Web Reporting system. Additional licenses will increase the monthly fee by $[***] per concurrent user. The system access fee also supports the collection, maintenance and housing of data and IT Staff support of the Elite WMS and DMS systems.
Note (3): Should Cumberland Pharmaceuticals require an additional product or service implementation, excluding the product/SKU noted, SPS reserves the right to assess additional Program Implementation Fees. The first payment would be due after the initial implementation meeting. In addition distribution, customer service and financial service monthly fees could increased accordingly per implementation.
Note (4): Supplies include boxes, tape, labels, bubble pack, etc (approx. $[***] per shipment), pallets ($[***]/pallet), and any other Cumberland Pharmaceuticals requirements.
Note (5): Pallet storage fee is based on a daily average of pallets on hand. Pallet storage greater than two months inventory on hand will be assessed an additional charge of three times the standard fee.
Note (6): The account management fee covers the following services: logistics management, inventory management, regulatory affairs and quality assurance, receiving discrepancy resolution, standard operating procedures, validation management, supply control, process set-ups, and process scheduling.
Note (7): Cardinal SPS will provide business continuity and third party logistics services including product storage and distribution management from its Reno, Nevada facility. All other fees for pick/pack/stage, order, credit memo, invoice and chargeback processing will be applied accordingly to product that is shipped out of the Reno, Nevada facility.
Note (8): Payment terms will be Net [***].